Exhibit 99.1

RE: NN, Inc.
207 Mockingbird Lane
3rd Floor
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT ABERNATHY MACGREGOR
Robbie Atkinson	Claire Walsh
VP, Strategy & Investor Relations	(General info)
(423) 434-8398	(212) 371-5999

FOR IMMEDIATE RELEASE
August 2, 2017

NN, INC. REPORTS SECOND QUARTER 2017 RESULTS

Johnson City, TN, August 2, 2017 –NN, Inc., (NASDAQ: NNBR), a diversified industrial company, today reported its financial results for the second quarter ended June 30, 2017.

GAAP Results

Net sales for the second quarter of 2017 increased $11.6 million, or 5%, to $225.9 million, compared to $214.3 million for the second quarter of 2016. Organic growth in the medical, aerospace and CAFE end markets accounted for the increase.

On a GAAP basis, income from operations for the second quarter of 2017 was $20.6 million, compared to $16.7 million for the same period in 2016. Net loss on a GAAP basis for second quarter of 2017 was $21.5 million, or ($0.78) per diluted share. This compares to a net income of $2.0 million, or $0.07 per diluted share in the second quarter of 2016. The loss was driven by cost related to the refinance and retirement of the senior notes during the quarter.

On a GAAP basis, income from operations for second quarter 2017 in the Autocam Precision Components Group was $10.7 million compared to $7.8 million for the same period in 2016.

On a GAAP basis, income from operations for second quarter 2017 in the Precision Bearing Components Group was $8.4 million compared to $6.5 million for the same period in 2016.

On a GAAP basis, income from operations for second quarter 2017 in the Precision Engineered Products Group was $10.6 million compared to $10.8 million for the same period in 2016.

Adjusted Results

Adjusted income from operations for the second quarter of 2017 was $28.1 million, compared to $28.7 million for the same period in 2016. Adjusted net income was $13.9 million, or $0.51 per diluted share, compared to $12.4 million, or $0.46 per diluted share for the same period in 2016.

Richard Holder, President and Chief Executive Officer, commented, “Overall operating performance in the quarter was in line with our expectations and our plan for the quarter. Sales were slightly ahead of plan as we continue to see new business wins in our medical and aerospace end markets. Adjusted earnings per share of $0.51 was also better than expected.”

Business Group Results

Autocam Precision Components

Net sales for the second quarter of 2017 were $86.7 million, compared to $83.0 million in the second quarter of 2016, an increase of 4% or $3.7 million. Growth related to our CAFE automotive business accounted for the increase. Adjusted income from operations for the quarter increased $0.9 million to $11.6 million, compared to $10.7 million in the second quarter of 2016.

Mr. Holder commented, “The APC Group continues to perform well. Our CAFE technology platform continues to drive growth and margins continue to expand as we reap the benefits of the NN Operating System.”

Precision Bearing Components

Net sales for the second quarter of 2017 were $67.9 million, compared to $65.2 million in the second quarter of 2016, an increase of $2.7 million or 4%. Adjusted income from operations for the second quarter was $8.7 million, compared to $8.2 million in the second quarter of 2016.

Mr. Holder commented, “The PBC Group continued to see improved performance in the second quarter, and sales and operating profit were better than the prior year, meeting our expectations for the quarter. Regarding the divestiture of PBC, we remain on track and we expect to close the transaction before year-end.”

Precision Engineered Products

Net sales for the second quarter of 2017 were $71.3 million, compared to $66.1 million in the second quarter of 2016, an increase of $5.2 million, or 8%. Volume increases related to our medical and aerospace end markets were the primary drivers. Adjusted income from operations for the quarter was $15.6 million, compared to $16.3 million in 2016.

Mr. Holder commented, “We continue to experience new program wins in both our medical and aerospace end markets and are pleased with the top line performance of the PEP Group. As these new programs reach normal production levels in the second half and we gain the benefits of the NN Operating System, we expect margins to return to normal.”

Mr. Holder concluded, “We are pleased with the performance of the business in the second quarter and first half of the year. Our strategy continues to pay dividends as we have now seen growth in all of our segments in three consecutive quarters.”

The full set of financial guidance for the second quarter and full year 2017 can be found in our supplemental presentation posted in the Investor Relations section of our website at www.nninc.com.

NN will discuss its results during its quarterly investor conference call tomorrow morning starting at 9:00 a.m. ET. The call and supplemental presentation may be accessed via NN’s website, www.nninc.com. The conference call can also be accessed by dialing 1-888-452-4004 or 1-719-325-2108 Conference ID: 4928092. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call for 90 days.

NN discloses in this press release the non-GAAP financial measures of adjusted income from operations, adjusted net income and adjusted diluted earnings per share. Each of adjusted income from operations and adjusted net income provide supplementary information about the impacts of acquisition related expenses, foreign-exchange and other non-operating impacts on our business.

The financial tables found later in this press release include a reconciliation of adjusted income from operations, adjusted net income and adjusted diluted earnings per share to the U.S. GAAP financial measures of income from operations, net income and diluted earnings per share.

NN, Inc., a diversified industrial company combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 40 manufacturing plants in North America, Western Europe, Eastern Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending and completed transactions are also forward-looking statements, including statements relating to the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses or the possibility that the Company will be unable to execute on the intended redeployment of proceeds from a divestiture, whether due to a lack of favorable investment opportunities or otherwise.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.

Financial Tables Follow

NN, Inc.

Condensed Consolidated Statement of Income (Loss)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2017	2016	2017	2016
Net sales	$225,875	$214,272	$452,189	$426,498
Cost of products sold (exclusive of depreciation and amortization shown separately below)	166,040	156,794	332,994	316,548
Selling, general and administrative expense	23,036	21,592	44,530	42,304
Depreciation and amortization	15,900	15,136	31,468	32,484
Restructuring and integration expense	306	4,047	446	6,585

Income from operations	20,593	16,703	42,751	28,577

Interest expense	12,409	16,165	27,365	32,587
Loss on extinguishment of debt and write-off of unamortized debt issuance costs	39,639	—	39,639	—
Derivative loss on change in interest rate swap fair value	101	—	13	—
Other (income) expense, net	645	(824)	(79)	(1,953)

Income (loss) before provision (benefit) for income taxes and share of net income from joint venture	(32,201)	1,362	(24,187)	(2,057)
Provision (benefit) for income taxes	(9,428)	674	(7,128)	(46)
Share of net income from joint venture	1,244	1,343	2,937	2,743

Net income (loss)	$(21,529)	$2,031	$(14,122)	$732

Basic net income (loss) per share:
Net income (loss) per share	$(0.78)	$0.08	$(0.52)	$0.03

Weighted average shares outstanding	27,468	27,024	27,358	26,923

Diluted net income (loss) per share:
Net income (loss) per share	$(0.78)	$0.07	$(0.52)	$0.03

Weighted average shares outstanding	27,468	27,187	27,358	27,050

Cash dividends per common share	$0.07	$0.07	$0.14	$0.14

NN, Inc.

Condensed Consolidated Balance Sheet (Unaudited)

	June 30,	December 31,
	2017	2016
Cash	$19,166	$14,405
Current maturities of long-term debt	24,748	12,751
Current portion of obligation under capital lease	3,523	3,762
Long-term debt, net of current portion	827,390	785,713
Obligation under capital lease, net of current portion	4,691	5,851

NN, Inc.

Reconciliation of Income from Operations to Adjusted Income from Operations

For the Period Ending:	June 30,	June 30,
NN, Inc. Consolidated	2017	2016
GAAP Income from Operations	$20,593	$16,703
Restructuring & impairment charges	306	4,745
Acquisition & integration expenses	1,279	1,178
Amortization of intangibles	5,893	6,101

Non-GAAP Adjusted Income from Operations (a)	$28,071	$28,727

Non-GAAP Adjusted Operating Margin	12.4%	13.4%
GAAP Sales	225,875	214,272

Autocam Precision Components	2017	2016
GAAP Income from Operations	$10,688	$7,770
Restructuring & impairment charges	6	2,085
Acquisition & integration expenses	—
Amortization of intangibles	874	885

Non-GAAP Adjusted Income from Operations	$11,568	$10,740

JV Contribution	1,244	1,343
Non-GAAP Adjusted Income from Operations (a)	12,812	12,083
Non-GAAP Adjusted Operating Margin	14.8%	14.6%
GAAP Sales	86,658	82,991

Precision Bearing Components	2017	2016
GAAP Income from Operations	$8,351	$6,474
Restructuring & impairment charges	300	1,651
Acquisition & integration expenses	—
Amortization of intangibles	53	57

Non-GAAP Adjusted Income from Operations (a)	$8,704	$8,182

Non-GAAP Adjusted Operating Margin	12.8%	12.6%
GAAP Sales	67,928	65,157

Precision Engineered Products	2Q17	2Q16
GAAP Income from Operations	$10,600	$10,782
Restructuring & impairment charges	—
Acquisition & integration expenses	—	311
Amortization of intangibles	4,966	5,159

Non-GAAP Adjusted Income from Operations (a)	$15,566	$16,252

Non-GAAP Adjusted Operating Margin	21.8%	24.6%
GAAP Sales	71,289	66,124

NN, Inc.

Reconciliation of Net Income to Adjusted Net Income

For the Period Ending:	June 30,
GAAP Net Income to Adjusted Net Income	2017	2016
GAAP Net Income	$(21,529)	$2,031
Pre-tax acquisition and integration costs	1,279	1,178
Pre-tax foreign exchange loss (gain) on inter-company loans	770	(643)
Pre-tax reorganization and impairment charges	306	4,745
Loss on extinguishment of debt and write-off of unamortized debt issuance costs	39,740	—
Pre-tax write-off interest rate swap	—	—
Pre-tax amortization of intangibles & deferred financing costs	6,920	7,254
Tax effect of all adjustment reflected above (c)	(13,548)	(2,133)

Non-GAAP Adjusted Net Income (b)	$13,938	$12,432

Reconciliation of Diluted Earnings per Share to Adjusted Diluted Earnings per Share	2017	2Q16
GAAP Net Income per Share	$(0.78)	$0.07
Pre-tax acquisition and integration costs	0.05	0.04
Pre-tax foreign exchange loss (gain) on inter-company loans	0.03	(0.02)
Pre-tax reorganization and impairment charges	0.01	0.18
Loss on extinguishment of debt and write-off of unamortized debt issuance costs	1.45	—
Pre-tax write-off interest rate swap	—	—
Pre-tax amortization of intangibles & deferred financing costs	0.25	0.27
Tax effect of all adjustment reflected above (c)	(0.49)	(0.08)

Non-GAAP Adjusted Net Income per Share (b)	$0.51	$0.46

Diluted Shares O/S	27,468	27,100

The Company discloses in this presentation the non-GAAP financial measures of adjusted income from operations, adjusted net income and adjusted diluted earnings per share. Each of these non-GAAP financial measures provide supplementary information about the impacts of acquisition and integration related expenses, foreign-exchange impacts on inter-company loans reorganizational and impairment charges. Over the past three years, we have completed six acquisitions, two of which were transformative for the Company. The costs we incurred in completing such acquisitions, including the amortization of intangibles and deferred financing costs, have been excluded from these measures because their size and inconsistent frequency are unrelated to our commercial performance during the period, and which we believe are not indicative of our ongoing operating costs. We exclude the impact of currency translation from these measures because foreign exchange rates are not under management’s control and are subject to volatility. Other non-operating charges such as, the write-off of our interest rate swap, are excluded as the charges on not indicative of our ongoing operating cost. We believe the presentation of adjusted income from operations, adjusted net income and adjusted diluted earnings per share provide useful information in assessing our underlying business trends and facilitates comparison of our long-term performance over given periods

The non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP, and should not be considered as alternatives to actual net income growth derived from income amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results.

(a) Non-GAAP Adjusted income from operations, represents GAAP income from operations, adjusted to exclude the effects of restructuring and non-cash impairment charges (related to plant closures and other charges incurred to implement our strategic goals, that do not necessarily represent a major strategic shift in operations), one-time charges related to acquisition and integration costs, intangible amortization costs for fair value step-up in values related to acquisitions, and when applicable, our share of income from joint venture operations. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted income from operations, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income from operations.

(b) Non-GAAP adjusted net income and adjusted diluted earnings per share, represents GAAP net income, adjusted to exclude the tax-affected effects of restructuring and impairment charges (related to plant closures and other charges incurred to implement our strategic goals, that do not necessarily represent a major strategic shift in operations), one-time charges related to acquisition and integration costs, amortization of intangibles costs for fair value step-up in values related to acquisitions and amortization of deferred financing costs, loss on extinguishment of debt and write-off of unamortized debt issuance costs and foreign exchange gain (loss) on inter-company loans. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted net income and Non-GAAP adjusted diluted earnings per share, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP net income.

(c) This line item reflects the aggregate tax effect of all nontax adjustments reflected in the table above. In addition, the footnotes above indicate the after-tax amount of each individual adjustment item. NN, Inc. estimates the tax effect of the adjustment items identified in the reconciliation schedule above by applying NN, Inc’s. overall estimated effective tax rate to the pretax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment.